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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                               AMENDMENT NO. 2 TO
                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                          UNDER SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            -------------------------

                            PATHOGENESIS CORPORATION
                            (Name of Subject Company)

                            PATHOGENESIS CORPORATION
                        (Name of Person Filing Statement)

                            -------------------------

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                            -------------------------

                                   70321E 10 4
                      (CUSIP Number of Class of Securities)

                            -------------------------

                                 WILBUR H. GANTZ
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            PATHOGENESIS CORPORATION
                             201 ELLIOTT AVENUE WEST
                            SEATTLE, WASHINGTON 98119
                                 (206) 467-8100
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
            Communications on Behalf of the Person Filing Statement)

                            -------------------------

                                    COPY TO:

                               DAVID M. SILK, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

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|_| CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
    MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.
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                        AMENDMENT NO. 2 TO SCHEDULE 14D-9



   This Amendment No. 2 to Schedule 14D-9 amends and supplements the Schedule 14D-9 initially filed with the Securities and Exchange Commission on August 21, 2000 by PathoGenesis Corporation (the "Company") and amended by Amendment No. 1 to Schedule 14D-9 filed with the Securities and Exchange Commission on August 31, 2000 (as amended, the "Schedule 14D-9"), relating to a tender offer commenced by Picard Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Chiron Corporation, a Delaware corporation, on August 21, 2000 to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company.


ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

   Item 9 of the Schedule 14D-9 is hereby amended and supplemented by adding the following exhibit (filed herewith):

EXHIBIT                              DESCRIPTION
NO.
-------- --------------------------------------------------------------------

(a)(8) Question and Answer Communications distributed to Company employees on August 23, 2000 relating to the Company's Employee Stock Purchase
         Plan and 401K Plan and to Employee Stock Options.

(a)(9) Election Form relating to Company stock options distributed to holders of Company stock options and accompanying memoranda dated September 7, 2000.

(a)(10) Question and Answer Communication dated September 11, 2000 distributed to Company employees.



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                                    SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     PATHOGENESIS CORPORATION


                                     By: /s/ Alan R. Meyer
                                         --------------------------------------
                                         Name:  Alan R. Meyer
                                         Title: Executive Vice President and
                                                  Chief Financial Officer


Dated:  September 13, 2000